FINANCIAL STATEMENTS FOR THE YEAR ENDED FEBRUARY 28, 2013

1

Management’s Report

2.

Independent Auditor’s Report

3.

Balance Sheets

4.

Statements of Loss

5.

Statements of Comprehensive Loss

6.

Statements of Changes in Shareholders’ Equity

7.

Statements of Cash Flows

8.

Notes to Financial Statements

General information

Basis of preparation

Summary of significant accounting policies

Critical accounting estimates and judgments

Short-term investments

Tax credits for mining exploration and commodity taxes receivable

Financial instruments

Mining properties

Property, plant and equipment

Accounts payable and accrued liabilities

Deferred royalties

Share capital

Warrants

Stock options

Related party transactions

General administrative expenses

General exploration costs

Cash flows

Deferred tax

Earnings per share

Capital Management

Commitments

Subsequent events

MANAGEMENT’S REPORT

Responsibility for Financial Information

Virginia Mines management is responsible for the preparation, integrity and objectivity of the financial statements and other financial information presented in this Annual Report. These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board and include some amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly in all material respects.

Virginia Mines’ policy is to maintain systems of internal accounting, and administrative and disclosure controls reinforced by standards of conduct and ethics set out in written policies to provide reasonable assurance that the financial information is relevant, accurate and reliable, and that assets are appropriately accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the financial statements. The Board carries out this responsibility principally through its Audit Committee. The Audit Committee is appointed by the Board and is composed of independent outside directors. The Committee meets periodically with management and external auditor to review accounting, auditing and internal control matters. These financial statements have been reviewed and approved by the Board of Directors on the recommendation of the Audit Committee.

The financial statements have been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditor, in accordance with the Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The external auditor has full and free access to the Audit Committee.

Internal Control over Financial Reporting

Virginia Mines’ management is responsible for establishing and maintaining adequate internal control over financial reporting. Virginia Mines’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Virginia Mines’ internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Virginia Mines’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of Virginia Mines; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Virginia Mines’ assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of Virginia Mines’ internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on this evaluation, management concluded that Virginia Mines’ internal control over financial reporting was effective as of February 28, 2013.

The effectiveness of Virginia Mines’ internal control over financial reporting as of February 28, 2013, has been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., independent auditor, as stated in its report, which appears herein.

/S/ André Gaumond	/S/ Robin Villeneuve
André Gaumond President and CEO	Robin Villeneuve CFO

1.

INDEPENDANT AUDITOR’S REPORT

May 13, 2013

**Independent Auditor's Report**

**To the Shareholders of**
**Virginia Mines Inc.**

We have completed integrated audits of Virginia Mines Inc.'s 2013 and 2012 financial statements and its internal control over financial reporting as at February 28, 2013. Our opinions, based on our audits are presented below.

**Report on the financial statements**
We have audited the accompanying financial statements of Virginia Mines Inc., which comprise the balance sheets as at February 28, 2013 and February 29, 2012 and the statements of loss, comprehensive loss, changes in shareholders' equity and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

**Management's responsibility for the financial statements**
Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

**Auditor's responsibility**
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. Canadian generally accepted auditing standards also require that we comply with ethical requirements.

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

*PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.*
*Place de la Cité, Tour Cominar, 2640 Laurier Boulevard, Suite 1700, Québec, Quebec, Canada G1V 5C2*
*T: +1 418 522 7001, F: +1 418 522 5663*

"PwC" refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.

2.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the financial statements.

**Opinion**

In our opinion, the financial statements present fairly, in all material respects, the financial position of Viriginia Mines Inc. as at February 28, 2013 and February 29, 2012 and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

**Report on internal control over financial reporting**

We have also audited Virginia Mines Inc.'s internal control over financial reporting as at February 28, 2013, based on criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

**Management's responsibility for internal control over financial reporting**

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's report on Internal Control over Financial Reporting.

**Auditor's responsibility**

Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.

We believe that our audit provides a reasonable basis for our audit opinion on the company's internal control over financial reporting.

**Definition of internal control over financial reporting**

3.

## Inherent limitations

## Opinion

In our opinion, Virginia Mines Inc. maintained, in all material respects, effective internal control over financial reporting as at February 28, 2013, based on criteria established in Internal Control - Integrated Framework issued by COSO.

PricewaterhouseCoopers LLP[1]

Québec, Quebec, Canada

[1] CPA auditor, CA, public accountancy permit No. A106882

4

Virginia Mines Inc.

Balance Sheets

(expressed in Canadian dollars)
	As at	As at
	February 28,	February 29,
	2013	2012
Assets

Current assets
Cash	$4,057,508	$10,364,713
Short-term investments (note 5)	37,111,095	39,463,527
Tax credits for mining exploration and commodity
taxes receivable (note 6)	2,344,559	2,839,035
Other amounts receivable	60,296	391,787
Prepaid expenses	122,536	138,021
	43,695,994	53,197,083

Non-current assets
Mining properties (note 8)	58,857,272	47,960,344
Royalty interest in mining property	233,363	-
Property, plant and equipment (note 9)	728,977	167,888
Deferred tax assets (note 19)	1,298,006	976,384
	$104,813,612	$102,301,699

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 10)	$3,966,973	$8,386,512
Current portion of deferred lease inducements	9,404	-
	3,976,377	8,386,512

Non-current liabilities
Deferred lease inducements	101,094	-
Deferred tax liabilities (note 19)	4,019,246	2,116,449
Deferred royalties (note 11)	4,825,300	3,629,680
	8,945,640	5,746,129

Shareholders' Equity

Share capital (note 12)	130,396,873	124,688,911
Warrants (note 13)	-	14,358
Stock options (note 14)	7,523,608	6,625,705
Contributed surplus	480,819	385,549
Deficit	(48,039,245)	(45,136,428)
Accumulated other comprehensive income	1,529,540	1,590,963
	91,891,595	88,169,058
	$104,813,612	$102,301,699

Commitments (note 22)
Subsequent events (note 23)

The accompanying notes are an integral part of these condensed interim financial statements.
Approved by the Board of Directors
(signed) André Gaumond	, Director	(signed) André Lemire	, Director

5.

Virginia Mines Inc.

Statements of Loss

(expressed in Canadian dollars)
	Year Ended	Year Ended
	February 28,	February 29,
	2013	2012

Expenses
Salaries	$1,137,656	$905,452
Professional and maintenance fees	408,471	392,400
General administrative expenses (note 16)	930,932	1,108,928
Stock-based compensation (note 14)	1,523,101	1,418,614
Depreciation of property, plant and equipment	91,667	52,880
General exploration costs (note 17)	1,014,454	814,003
Grants, credit on duties refundable for loss and refundable tax credit for resources	(42,556)	(53,908)
Cost of mining properties abandoned or written off (note 8)	1,862,390	860,261
	6,926,115	5,498,630

Other income (expense)
Dividends	247,641	259,793
Interest	886,580	740,296
Fees invoiced to partners	475,770	451,540
Option payments received in excess of cost of mining properties	10,000	10,000
Loss on sale of mining properties	(5,722)	-
Gain (loss) on sale of available-for-sale investments	(18,938)	116,649
Loss on investments designated as held for trading	(11,704)	(49,229)
	1,583,627	1,529,049

Loss before income taxes	(5,342,488)	(3,969,581)
Deferred tax recovery (note 19)	2,439,671	2,317,144
Net loss	$(2,902,817)	$(1,652,437)

Per share (note 20)

Basic net loss	$(0.090)	$(0.053)

Diluted net loss	$(0.090)	$(0.053)

The accompanying notes are an integral part of these financial statements.

6.

Virginia Mines Inc.

Statements of Comprehensive Loss

(expressed in Canadian dollars)
	Year Ended	Year Ended
	February 28,	February 29,
	2013	2012

Net loss	$(2,902,817)	$(1,652,437)

Other comprehensive loss
Unrealized loss on available-for-sale investments, net of related income tax
recovery of $12,092 ($6,092 in 2012)	(77,814)	(39,201)
Reclassification of loss (gains) on available-for-sale investments realized upon sale,
net of income tax recovery of $2,547 (income tax expense of $15,689 in 2012)	16,391	(100,960)

	(61,423)	(140,161)

Comprehensive loss	$(2,964,240)	$(1,792,598)

The accompanying notes are an integral part of these financial statements.

7.

Virginia Mines Inc.

Statements of Changes in Shareholders’ Equity

(expressed in Canadian dollars)
	Share capital	Warrants	Stock options	Contributed surplus	Deficit	Accumulated other comprehensive income	Total
	$	$	$	$	$	$	$

Balance as at March 1, 2012	124,688,911	14,358	6,625,705	385,549	(45,136,428)	1,590,963	88,169,058
Net loss	-	-	-	-	(2,902,817)	-	(2,902,817)

Unrealized loss on available-for-sale
investments, net of related income taxes	-	-	-	-	-	(77,814)	(77,814)

Reclassification of loss on available-for-sale
investments realized upon sale, net of related
income taxes	-	-	-	-	-	16,391	16,391

Comprehensive loss for the year	-	-	-	-	(2,902,817)	(61,423)	(2,964,240)
Stock-based compensation	-	-	1,523,101	-	-	-	1,523,101
Stock options exercised	1,452,309	-	(544,286)	-	-	-	908,023
Stock options cancelled	-	-	(80,912)	80,912	-	-	-
Warrants expired	-	(14,358)	-	14,358	-	-	-

Issuance of shares for acquisition of mining
properties	75,345	-	-	-	-	-	75,345

Issuance of shares for cash consideration	4,314,145	-	-	-	-	-	4,314,145
Share issue expenses	(133,837)	-	-	-	-	-	(133,837)
Balance as at February 28, 2013	130,396,873	-	7,523,608	480,819	(48,039,245)	1,529,540	91,891,595

	Share capital	Warrants	Stock options	Contributed surplus	Deficit	Accumulated other comprehensive income	Total
	$	$	$	$	$	$	$

Balance as at March 1, 2011	115,809,533	40,282	5,858,029	381,317	(43,483,991)	1,731,124	80,336,294
Net loss	-	-	-	-	(1,652,437)	-	(1,652,437)

Unrealized loss on available-for-sale
investments, net of related income taxes	-	-	-	-	-	(39,201)	(39,201)

Reclassification of gains on available-for-sale
investments realized upon sale, net of related
income taxes	-	-	-	-	-	(100,960)	(100,960)

Comprehensive loss for the year	-	-	-	-	(1,652,437)	(140,161)	(1,792,598)
Stock-based compensation	-	-	1,418,614	-	-	-	1,418,614
Stock options exercised	1,704,956	-	(650,938)	-	-	-	1,054,018
Warrants granted	-	14,359	-	-	-	-	14,359
Warrants exercised	211,309	(36,051)	-	-	-	-	175,258
Warrants expired	-	(4,232)	-	4,232	-	-	-

Issuance of shares for acquisition of mining
properties	1,201,670	-	-	-	-	-	1,201,670

Issuance of shares for cash consideration	6,551,890	-	-	-	-	-	6,551,890
Share issue expenses	(790,447)	-	-	-	-	-	(790,447)
Balance as at February 29, 2012	124,688,911	14,358	6,625,705	385,549	(45,136,428)	1,590,963	88,169,058

The accompanying notes are an integral part of these financial statements.

8.

Virginia Mines Inc.

Statements of Cash Flows

(expressed in Canadian dollars)
	Year Ended	Year Ended
	February 28,	February 29,
	2013	2012

Cash flows from (used in) operating activities
Net loss	$(2,902,817)	$(1,652,437)

Adjustments for :
Deferred tax recovery	(2,439,671)	(2,317,144)
Loss on investments designated as held for trading	11,704	49,229
Loss (gain) on sale of available-for-sale investments	18,938	(116,649)
Loss on sale of mining property	5,722	-
Option payments received in excess of cost of mining properties	(10,000)	(10,000)
Cost of mining properties abandoned or written off	1,862,390	860,261
Depreciation of property, plant and equipment	91,667	52,880
Stock-based compensation	1,523,101	1,418,614
Amortization of deferred lease inducement	(2,351)	-
	(1,841,317)	(1,715,246)

Variation in deferred royalties	1,195,620	1,183,810

Changes in items of working capital (note 18a)	(2,892,766)	2,929,504
	(3,538,463)	2,398,068

Cash flows from financing activities
Issuance of common shares, net of share issue expenses	7,882,040	11,452,775

Cash flows used in investing activities
Acquisition of short-term investments	(19,539,072)	(29,397,633)
Disposition of short-term investments	21,804,230	24,097,334
Acquisition of mining properties and capitalized exploration costs	(14,522,696)	(10,451,354)
Change in credit on duties refundable for loss and refundable tax credit
related to exploration costs	2,280,092	653,907
Acquisition of property, plant and equipment	(509,973)	(73,216)
Option payments received	70,000	65,000
Acquisition of royalty interest in mining property	(233,363)	-
	(10,650,782)	(15,105,962)

Decrease in cash	(6,307,205)	(1,255,119)
Cash - Beginning of year	10,364,713	11,619,832
Cash - End of year	$4,057,508	$10,364,713

Interest received	$820,636	$659,430
Dividends received	$247,641	$259,793

Supplemental information (note 18b)

The accompanying notes are an integral part of these financial statements.

9.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

1

General information

Virginia Mines Inc. (the "Company") incorporated under the Canada Business Corporations Act, is in the business of acquiring and exploring mining properties. It has not yet determined whether its properties contain ore reserves that are economically recoverable. The recoverability of the amounts shown for mining properties is dependent upon the existence of economically recoverable ore reserves, the ability of the Company to obtain necessary financing to continue the exploration and development of its properties, and upon future profitable production or proceeds from the disposal of properties.

The address of its registered office is 300 St-Paul st., Suite 200, Quebec City, Quebec, Canada.

2

Basis of preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB").

Basis of measurement

These financial statements have been prepared on a going concern basis, under the historical cost convention, except for financial instruments categorized at fair value through profit or loss and available-for-sale.

These financial statements were approved by the Board of Directors for issue on May 13, 2013.

3

Summary of significant accounting policies

The significant accounting policies described below have been applied consistently to all years presented in these annual financial statements.

Cash

Cash includes cash on hand and balances with banks.

Short-term investments

Short-term investments consist primarily of bonds, trust units, convertible debentures and investments in public companies. Purchases and sales of short-term investments are recognized in the financial statements on the trade date.

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provision of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

10.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

The standards require that financial assets and financial liabilities, including derivative financial instruments, be initially measured at fair value. Subsequent to initial recognition, financial assets and financial liabilities are measured based on their classification: at fair value through profit or loss, available-for-sale investments, loans and receivables or financial liabilities at amortized cost.

At fair value through profit or loss – Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short-term or if so designated by management. Assets in this category principally include embedded derivatives and derivatives which do not qualify for hedge accounting.

Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the statement of loss. Gains and losses arising from changes in fair value are presented in the statement of loss in the period in which they arise.

Financial instruments in this category are included in non-current assets unless the investments mature within 12 months or management intends to dispose of them within 12 months.

Financial assets designated as at fair value through profit or loss at inception are those that are managed and whose performance is evaluated on a fair value basis.

The Company's financial assets at fair value through profit or loss comprise convertible debentures. The Company has designated its convertible debentures as held for trading.

Available for sale – Available-for-sale investments are non-derivatives that are either designated in this category or not classified in any of the other categories. Financial assets classified as available for sale are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Unrealized gains and losses are recognized directly in other comprehensive income (loss), except for significant or prolonged decline in value, which are recognized in the statement of loss. Upon derecognition of the financial asset, the accumulated gains or losses previously recognized in accumulated other comprehensive income are reclassified to the statement of loss.

Available-for-sale investments are included in non-current assets unless the investments mature within 12 months or management intends to dispose of them within 12 months.

The Company’s available-for-sale assets comprise bonds, trust units and investments in public companies.

Loans and receivables – Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Financial assets classified as loans and receivables are recognized initially at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, they are measured at amortized cost using the effective interest method less a provision for impairment. They are included in current assets except for those with maturities greater than 12 months after the reporting period, which would be classified as non-current assets.

The Company's loans and receivables include cash and other amounts receivable in the balance sheet.

Financial liabilities at amortized cost – Financial liabilities include accounts payable and accrued liabilities and are initially recognized at the amount required to be paid less, when material, a discount to reduce the payable to fair value. Subsequently, they are measured at amortized cost using the effective interest method, which corresponds to par value due to their short-term maturity. They are included in current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.

11.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

Impairment of financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

a)

Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

b)

Available-for-sale financial assets: The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the statement of loss. This amount represents the cumulative loss in accumulated other comprehensive income that is reclassified to the statement of loss.

Impairment losses on financial assets carried at amortized cost and available-for-sale debt securities are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on available-for-sale equity instruments are not reversed.

Property, plant and equipment and depreciation

Property, plant and equipment are recorded at cost less accumulated depreciation and impairment, and are depreciated using the straight-line method to reduce the carrying amounts to estimated residual values of the assets. Cost includes expenditures that are directly attributable to the acquisition of the assets. Residual values, method of amortization and useful lives of the assets are reviewed annually and adjusted if appropriate.

The major categories of property, plant and equipment are depreciated as follows:

Period

Office furniture

5 to 10 years

Computer equipment

5 years

Field equipment

7 years

Leasehold improvements

12 years

Impairment of property, plant and equipment

Property, plant and equipment are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units – "CGUs"). The recoverable amount is the higher of an asset's fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant assets of the CGU). An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount.

The Company evaluates impairment losses for potential reversals when events or circumstances require such consideration.

Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are recognized in the statement of loss on a straight-line basis over the period of the lease.

In the event that lease incentives are received to enter into operating leases, such incentives are recognized as deferred lease inducements. The aggregate benefit of incentives is recognized as a reduction of rental expense on a straight-line basis over the term of the related lease.

12.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

Mining properties

The Company records its acquisition of interests in mining properties and areas of geological interest at cost less option payments received and other recoveries. These acquisition costs are recognized as intangible assets. Exploration costs related to these interests and projects are capitalized on the basis of specific claim blocks or areas of geological interest until the mining properties to which they relate are placed into production, sold or abandoned. These exploration costs are recognized as tangible assets. Management reviews for impairment the carrying amount of mining properties on a regular basis. These costs will be amortized over the estimated recoverable resources in the current mine plan using a unit of production basis or written off if the mining properties are sold or projects are abandoned. General exploration costs not related to specific mining properties are expensed as incurred.

Although management has taken actions to verify the ownership rights for mining properties in which the Company owns an interest in accordance with industry standards for the current exploration phase of these properties, these procedures give no assurance to the Company as to title. The title of property may be subject to unrecognized prior agreements and not compliant with regulatory requirements.

Mining properties are reviewed for impairment at each reporting date whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the mining property carrying amount exceeds its recoverable amount. The recoverable amount is the higher of the mining property's fair value less costs to sell and value in use. Value in use is determined using discounted estimated future cash inflows. Impairment losses are recognized in the statement of loss under caption Cost of mining properties abandoned or written off. For the purpose of assessing impairment, mining properties are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Impairments are reviewed for potential reversals at each reporting date. Impairment can be reversed but is limited to the carrying amount that would have been determined net of depreciation, as if no impairment to the carrying amount would have been recognized.

Royalty interest in mining property

Royalty interest in mining property includes the acquired royalty interest in an exploration stage mineral property. The royalty interest is recorded initially at its cost, capitalized as a tangible asset and is being amortized using the units of production method over the expected life of the mining property, which is determined using available estimates of proven and probable reserves.

13.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

Jointly controlled operations

A jointly controlled operation involves the use of assets and other resources of the Company and other venturer rather than the establishment of a corporation, partnership or other entity.

The Company accounts for the assets it controls and the liabilities and the expenses it incurs.

Provisions

Provisions for environmental restoration, restructuring costs and legal claims, where applicable, are recognized when: (i) the Company has a present legal or constructive obligation as a result of past events; (ii) it is more likely than not that an outflow of resources will be required to settle the obligation; and (iii) the amount can be reliably estimated.

Provisions are measured at management's best estimate of the expenditure required to settle the obligation at the end of the reporting period, and are discounted to present value where the effect is material. The increase in the provision due to passage of time is recognized as interest expense. Changes in assumptions or estimates are reflected in the period in which they occur.

Provision for environmental restoration represents the legal and constructive obligations associated with the eventual closure of the Company's property, plant and equipment. These obligations consist of costs associated with reclamation and monitoring of activities and the removal of tangible assets. The discount rate used is based on a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability, excluding the risks for which future cash flow estimates have already been adjusted.

The Company had no material provisions as at February 28, 2013 and February 29, 2012.

Credit on duties refundable for loss and refundable tax credit for resources

The Company is entitled to a credit on duties refundable for loss of 8% under the Mining Duties Act and a refundable tax credit for resources which may reach 38.75% under the Quebec Income Tax Act. Those credits are calculated on qualified exploration expenditures incurred.

Those credits are accounted for using the cost reduction method. Accordingly they are recorded as a reduction of the related expenses or capital expenditures in the year the expenses are incurred provided there is reasonable assurance that the Company has complied with all the conditions related to those credits and that those credits will be received.

Flow-through shares

The Company finances some exploration expenditures through the issuance of flow-through shares. The resource expenditure deductions for income tax purposes are renounced to investors in accordance with the appropriate income tax legislation. The difference between the quoted price of the common shares and the amount the investors pay for the shares (the "premium"), measured in accordance with the residual value method, is recognized as a liability which is reversed into the statement of loss as a deferred tax recovery when eligible expenditures have been made. The Company recognizes a deferred tax liability for the expenses renounced and a deferred tax expense at the moment the eligible expenditures are made.

Income taxes

The Company provides for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on deductible or taxable temporary differences between the carrying amount and tax bases of assets and liabilities using enacted or substantively enacted income tax rates expected to be in effect for the year in which the differences are expected to reverse. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

14.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

Deferred tax assets and liabilities are presented as non-current and are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when deferred tax assets and liabilities levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Basic and diluted earnings per share

Basic earnings per share are calculated using the weighted average number of common shares outstanding during the year.

Diluted earnings per share are calculated using the weighted average number of common shares outstanding during the year, plus the effects of dilutive potential common shares outstanding during the year.

The calculation of diluted earnings per share is made using the treasury stock method, as if all dilutive potential shares had been issued at the later of the beginning of the year or the date of issuance, as the case may be, and as if the funds obtained thereby had been used to purchase common shares of the Company at the average quoted market value of the participating shares during the year.

Stock-based compensation plan

The Company has established a stock-based compensation plan, which is described in note 14. The Company accounts for compensation costs for all forms of stock-based compensation awarded to employees and non-employees, including stock options at fair value, using a fair value-based method.

Fair value is measured on the date of grant. The fair value of options granted is measured using the Black-Scholes option-pricing model, taking into account the terms and conditions upon which the options were granted. On the date of grant, the fair value of stock options is recognized as an expense under caption Stock-based compensation as stock vest immediately, if any. Upon the exercise of stock options, any consideration received from plan members is credited to share capital and the fair value of the exercised stock options is reclassified from Stock options to Share capital.

Foreign currency transactions

Transactions denominated in foreign currencies are translated into Canadian dollars as follows: monetary assets and liabilities are translated at the exchange rate in effect at the reporting date and revenues and expenses are translated at the average exchange rate for the year. Non-monetary assets and liabilities are translated at historical rates. The Company's functional currency is the Canadian dollar. All foreign exchange gains and losses are recognized in the statement of loss.

Revenue recognition

Interest on short-term investments, calculated using the effective interest method, is recognized in the statement of loss as part of interest income on an accrual basis.

Dividends on short-term investments are recognized in the statement of loss as part of dividends when the Company's right to receive the payment is established.

The fees invoiced to partners are recognized when the services are provided as project operator based on a percentage of exploration costs incurred.

Deferred royalties will be recognized into income once the Éléonore mine will go into commercial production, on the basis that the production royalties will initially be paid out of these advance payments received by the Company.

Segment reporting

The Company currently operates in one business segment, being the acquisition and the exploration of mining properties. All of the Company's mining properties are located in Quebec, Canada.

15.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

New accounting standards not yet adopted

IFRS 7, Financial Instruments : Disclosures, has been amended to enhance disclosure requirements related to offsetting of financial assets and liabilities. The amendments are applicable retrospectively for annual periods beginning on or after January 1, 2013. The Company has not yet assessed the impact of this standard.

In June 2011, the IASB amended IAS 1, Financial Statement Presentation. The amendment to IAS 1 requires entities to separate items presented in other comprehensive income (loss) into two groups, based on whether or not they may be recycled to the statement of loss in the future. The amendment is effective for annual periods beginning on or after July 1, 2012. Early adoption is permitted and full retrospective application is required. Management does not expect the standard to have a significant impact on the Company's financial statements.

IFRS 9, Financial Instruments was issued in November 2009 and contained requirements for financial assets. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models in IAS 39, Financial Instruments – Recognition and Measurement, for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss.  IFRS 9 also replaces the models for measuring equity instruments, and such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income (loss). Where such equity instruments are measured at fair value through other comprehensive income (loss), dividends are recognized in profit or loss to the extent that they are not clearly representing a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely. Requirements for financial liabilities were added in October 2010 and they largely carried forward existing requirements in IAS 39, except that fair value changes due to credit risk for liabilities designated at fair value through profit or loss would generally be recorded in other comprehensive income (loss). This standard is effective for annual periods beginning on or after January 1, 2015. The Company has not yet assessed the impact of this standard.

In May 2011, the IASB issued a group of new standards that address the scope of the reporting entity: IFRS 10, Consolidated Financial Statements, IFRS 11, Joint Arrangements, IFRS 12, Disclosure of Interests in Other Entities and IFRS 13, Fair Value Measurement.

IFRS 10 replaces all of the guidance on control and consolidation in IAS 27, Consolidated and Separate Financial Statements and SIC-12, Consolidation – Special Purpose Entities. IFRS 10 changes the definition of control so that the same criteria are applied to all entities to determine control focusing on the need to have both power and variable returns before control is present. Power is the current ability to direct the activities that significantly influence returns. Returns must vary and can be positive, negative or both. The renamed IAS 27 continues to be a standard dealing solely with separate financial statements and its guidance is unchanged.

IFRS 11 has changed the definitions of joint arrangements reducing the types of joint arrangements to two: joint operations and joint ventures. The existing policy choice of proportionate consolidation for jointly controlled entities has been eliminated. Equity accounting is mandatory for participants in joint ventures. Entities that participate in joint operations will follow accounting much like that for joint assets or joint operations today.

IFRS 12 sets out the required disclosures for entities reporting under IFRS 10 and IFRS 11. IFRS 12 requires entities to disclose information that helps financial statement readers to evaluate the nature, risks and financial effects associated with the entity’s interests in subsidiaries, associates, joint arrangements and unconsolidated structured entities.

IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures.

These standards are required to be applied for accounting periods beginning on or after January 1, 2013. Management does not expect that these standards will have a significant impact on the Company's financial statements.

16.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

4

Critical accounting estimates and judgments

The preparation of financial statements in conformity with IFRS requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These financial statements include estimates that, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These judgments, estimates and assumptions are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

a)

Critical accounting estimates and assumptions

Critical accounting estimates and assumptions are those that have a significant risk of causing material adjustment and are often applied to matters or outcomes that are inherently uncertain and subject to change. As such, management cautions that future events often vary from forecasts and expectations and that estimates routinely require adjustment. The following discusses the most significant accounting estimates and assumptions that the Company has made in the preparation of the financial statements.

Mining properties

The Company’s evaluation of the recoverable amount with respect to the mining properties is based on numerous assumptions including long-term commodity prices, future capital requirements, exploration potential and operations performance and may differ significantly from actual values. The recoverable amounts are based, in part, on certain factors that may be partially or totally outside of the Company’s control. This evaluation involves a comparison of the estimated recoverable amounts of mining properties to carrying values. Assets are reviewed for an indication of impairment at each reporting date and when there are indicators of impairment. This determination requires significant judgment. Factors which could trigger an impairment review include, but are not limited to, interruptions in exploration activities and significant negative industry or economic trends.

Stock-based payments

The Company makes certain estimates and assumptions when calculating the fair values of stock options granted. The significant assumptions used include estimates of expected volatility, expected life and expected risk-free rate of return. The expected life is estimated using historical data and current expectations. The expected volatility is estimated using the historical volatility of the Company's stock over the same period as the expected life. Assumptions used to calculate the fair value are described in note 14.

Deferred tax assets and liabilities

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The determination of the ability of the Company to utilize tax losses carry forwards to offset deferred tax liabilities requires management to exercise judgment and make certain assumptions about the future performance of the Company. Management is required to assess whether it is “probable” that the Company will benefit from these prior losses and other deferred tax assets. Changes in economic conditions, commodity prices and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.

17.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

b)

Critical judgment in applying the entity's accounting policies

Short-term investments

At each reporting date the Company assesses whether there is objective evidence that a financial asset (other than a financial asset classified as fair value through profit or loss) is impaired. Objective evidence of an impairment loss includes: i) significant financial difficulty of the obligor; ii) delinquencies in interest or principal payments; iii) increased probability that the borrower will enter bankruptcy or other financial reorganization; and iv) in the case of equity securities, a significant or prolonged decline in the fair value of the security below its cost. Assumptions used to calculate the fair value are described in note 7.

5	Short-term investments

	a) Allocation of investments by instrument

	Short-term investments available for sale

		As at February 28, 2013	As at February 29, 2012

	Bonds
	Federal	$1,577,956	$-
	Paragovernmental	4,276,085	2,329,869
	Municipal	25,280,833	30,253,249
	Companies	319,558	751,912
	Financial institutions	126,820	26,611

		31,581,252	33,361,641

	Preferred shares	1,310,580	1,300,640
	Common shares	3,293,815	3,557,773
	Trust units	794,500	677,600

	Total	$36,980,147	$38,897,654

	Short-term investments designated as held for trading

	As at February 28, 2013	As at February 29, 2012

Convertible debentures	$130,948	$565,873

Total short-term investments	$37,111,095	$39,463,527

18.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

b) Allocation of bonds and convertible debentures by maturity date

Bonds maturity
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

As at February 28, 2013	6,982,772	16,866,500	7,731,980	31,581,252

As at February 29, 2012	19,204,874	13,114,844	1,041,923	33,361,641

Convertible debentures maturity

	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

As at February 28, 2013	51,772	79,176	-	130,948

As at February 29, 2012	117,068	448,805	-	565,873

c) Interest rate

The bonds bear interest at fixed rates ranging from 1.50% to 7.75% (from 1.35% to 8.25% as at February 29, 2012). The convertible debentures bear interest at fixed rates ranging from 7.50% to 8.50% (5.70% to 8.50% as at February 29, 2012).

19.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

6	Tax credits for mining exploration and commodity taxes receivable

				As at	As at
				February 28,	February 29,
				2013	2012
				$	$

	Refundable tax credit for resources			1,384,707	1,957,753
	Credit on duties refundable for loss			306,671	489,408
	Commodity taxes receivable			653,181	391,874
				2,344,559	2,839,035

7	Financial instruments

	a) Classification

	The classification of financial instruments as at February 28, 2013 and February 29, 2012 is summarized as follows:

						As at February 28, 2013
						Carrying value	Fair value
		At fair value through profit or loss	Available-for-sale	Loans and receivables	Financial liabilities at amortized cost	Total	Total
		$	$	$	$	$	$
	Financial assets
	Cash	-	-	4,057,508	-	4,057,508	4,057,508
	Short-term investments	130,948	36,980,147	-	-	37,111,095	37,111,095
	Other amounts receivable	-	-	60,296	-	60,296	60,296
		130,948	36,980,147	4,117,804	-	41,228,899	41,228,899

	Financial liabilities
	Accounts payable and
	accrued liabilities	-	-	-	3,304,417	3,304,417	3,304,417

						As at February 29, 2012
						Carrying value	Fair value
		At fair value through profit or loss	Available-for-sale	Loans and receivables	Financial liabilities at amortized cost	Total	Total
		$	$	$	$	$	$
	Financial assets
	Cash	-	-	10,364,713	-	10,364,713	10,364,713
	Short-term investments	565,873	38,897,654	-	-	39,463,527	39,463,527
	Other amounts receivable	-	-	391,787	-	391,787	391,787
		565,873	38,897,654	10,756,500	-	50,220,027	50,220,027

	Financial liabilities
	Accounts payable and
	accrued liabilities	-	-	-	6,500,133	6,500,133	6,500,133

20.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash is measured at fair value.

The fair value of available-for-sale short-term equity investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the Company. When a bid price is not available, the Company uses the closing price of the most recent transaction on such instrument.

The fair value of short-term investments at fair value through profit or loss and the fair value of available-for-sale short-term debt investments are valued at bid price using independent pricing services or by dealers prices.

b) Fair value hierarchy

Financial instruments recorded at fair value on the balance sheet are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 – valuation based on quoted prices observed in active markets for identical assets or liabilities.

Level 2 – valuation techniques based on inputs that are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 – valuation techniques with significant unobservable market inputs.

A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The following tables present the financial instruments recorded at fair value in the balance sheet as at February 28, 2013 and as at February 29, 2012, classified using the fair value hierarchy described above:

	As at February 28, 2013
	Level 1	Level 2	Level 3
	$	$	$
Financial assets

Shares and trust units	5,398,895	-	-
Bonds and convertible debentures	-	31,712,200	-
	5,398,895	31,712,200	-

	As at February 29, 2012
	Level 1	Level 2	Level 3
	$	$	$
Financial assets

Shares and trust units	5,536,013	-	-
Bonds and convertible debentures	-	33,927,514	-
	5,536,013	33,927,514	-

No transfer attributable to changes in the observability of market data was made among the fair value measurement hierarchy levels during the years ended February 28, 2013 and February 29, 2012.

21.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

c)

Financial risks

The Company has exposure to various financial risks, such as credit risk, liquidity risk and market risk from its use of financial instruments.

Credit risk

Credit risk associated with cash and short-term investments arises mainly from the possibility that the issuer of securities may be unable to fulfill payment obligations. The Company minimizes its exposure to issuer risk by investing only in products having a high quality investment-grade rating. In addition, the Company attempts to minimize its risks by entering into agreements only with Canadian institutions with strong credit rating and their subsidiaries. Exposure to these risks is closely monitored and maintained within the limits stated in the investment policy of the Company, which is revised regularly.

Credit risk associated with other amounts receivable arises from the possibility that the Company's partners may not be able to repay their debts. These receivables result from exploration work carried out on projects in partnership with other mining companies.  The Company considers that the credit risk related to amounts receivable from such partnerships is minimal, because the Company usually signs agreements with major mining companies.

The maximum exposure to credit risk for cash and short-term investments approximates the amount recognized on the balance sheet. The Company does not hold any collateral as security.

Liquidity risk

Liquidity risk is the risk that the Company may be unable to fulfill its financial obligations related to financial liabilities. The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidities to meet liabilities when due. As at February 28, 2013, the Company had a cash balance of $4,057,508 ($10,364,713 as at February 29, 2012) to settle current liabilities of $3,304,417 ($6,500,133 as at February 29, 2012).  All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk includes interest rate risk, currency risk and other price risks such as equity risk.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument fluctuate due to changes to market interest rates. The Company's current policy is to invest excess cash principally in bonds and convertible debentures refundable before maturity and/or in interest-bearing accounts of Canadian banks and their subsidiaries.

Changes in fair value of available-for-sale bonds are recorded in Other comprehensive loss. For the Company’s available-for-sale bonds, a variation of ± 1% of interest rates as at February 28, 2013, would result in an estimated after-tax effect in Other comprehensive loss of $930,000 ($397,000 for the year ended February 29, 2012).

22.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

Foreign exchange risk

The Company's functional currency is the Canadian dollar and most of its purchases are made in Canadian dollars. Since April 1, 2009, the Company has received monthly advance payments of US$100,000 (see note 11). The Company holds foreign currency in a chartered Canadian bank account as at February 28, 2013, but the risk is minimized because the balance of the bank account is not significant for the Company. As a result, the Company's exposure to foreign exchange risk is minimal.

Equity risk

Equity risk is the risk that the fair value of a financial instrument varies due to equity market changes. An investment policy is in place and its application is monitored by the Board of Directors on a quarterly basis.

Changes in fair value of available-for-sale trust units and shares are recorded in Other comprehensive loss. For the Company's available-for-sale trust units and shares, a variation of ± 10% of the quoted market prices as at February 28, 2013, would result in an estimated after-tax effect in Other comprehensive loss of $467,000 ($479,000 for the year ended February 29, 2012).

Changes in fair value of convertible debentures at fair value through profit or loss are recorded in the Statements of loss. Changes in fair value of convertible debentures would be more impacted by the stock markets than the interest rate variation. A variation of ± 10% in market prices as at February 28, 2013, would result in a maximal estimated after-tax effect in the Statements of loss of $13,000 ($57,000 for the year ended February 29, 2012).

d) Other information

As at February 28, 2013, gross unrealized losses on available-for-sale securities totalled $67,937 ($215,512 as at February 29, 2012). Of this sum, an amount of $16,308 ($15,788 as at February 29, 2012) is related to bonds and results from changes in market interest rates and not to deterioration in the creditworthiness of issuers. The balance of $51,629 ($199,724 as at February 29, 2012) related to common shares is mainly explained by fluctuation of prices in the market. The Company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It assesses that the gross unrealized losses are not significant or prolonged.

The total interest income for financial assets that are not classified as at fair value through profit or loss is $798,000 ($627,000 for the year ended February 29, 2012).

23.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

8	Mining properties

	Reconciliation of mining properties

			Acquisition cost
		Exploration	Mining
		costs	properties	Claims	Total
		$	$	$	$
	Balance as at March 1, 2011	26,849,594	7,720,921	3,031,733	37,602,248

	Costs incurred	10,894,382	1,201,670	448,988	12,545,040
	Mining properties under option	(31,712)	(22,031)	(1,257)	(55,000)
	Mining properties abandoned or written off	(759,453)	(19,937)	(80,871)	(860,261)
	Credit on duties refundable for loss, refundable tax
	credit for resources and non-refundable tax credit	(1,271,683)	-	-	(1,271,683)

	Balance as at February 29, 2012	35,681,128	8,880,623	3,398,593	47,960,344

	Costs incurred	13,491,183	137,288	720,878	14,349,349
	Mining properties under option	(36,455)	(22,031)	(1,514)	(60,000)
	Mining properties abandoned, written off or sold	(1,618,576)	(60,597)	(188,939)	(1,868,112)
	Credit on duties refundable for loss and refundable tax
	credit for resources	(1,524,309)	-	-	(1,524,309)

	Balance as at February 28, 2013	45,992,971	8,935,283	3,929,018	58,857,272

a)

On April 26, 2007, IAMGOLD Corporation ("IAMGOLD") granted the Company the option to acquire a 100% interest in the Anatacau property for a consideration consisting of $25,000 in cash and exploration work totalling $3,000,000 to be carried out no later than December 31, 2015. As at February 28, 2013, the Company made a cash payment of $25,000 and spent $2,125,106 on exploration work.

b)

On September 10, 2010, the Company granted Shield Gold Inc. ("Shield Gold") the option to acquire a 50% interest in the La Grande Nord property for a consideration consisting of $30,000 in cash over a two-year period and exploration work totalling $1,000,000 no later than September 10, 2016. As at February 28, 2013, Shield Gold made a cash payment of $20,000 and spent $80,120 on exploration work.

c)

On March 7, 2011, the Company entered into agreement with Anglo American Exploration (Canada) Ltd. ("AAEC"), whereby the Company has transferred to AAEC a 50% interest in the mining claims of the Baie Payne property. AAEC must fund an aggregate of $4,000,000 in expenditures over a six-year period to maintain its 50% interest in the Baie Payne property. In August 2012, AAEC reach the $4,000,000 in exploration expenditures in the Baie Payne property. Based on the agreement with the Company, the exploration expenses are now on a 50% - 50% basis between AAEC and the Company.

d)

On April 18, 2011, Ressources d'Arianne Inc. ("D'Arianne") granted the Company the option to acquire a 50% interest in the Opinaca property for a consideration consisting of the issuance of 26,330 shares of the Company and exploration work totalling $878,000 to be carried out no later than April 18, 2016. As at February 28, 2013, the Company issued 26,330 shares to D'Arianne and spent $244,492 on exploration work.

24.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

e)

On June 8, 2011, the Company entered into agreement with KGHM International Ltd. ("KGHM") on the Lac Gayot property. As per the agreement, KGHM has the option to acquire a 50% interest in the Lac Gayot property, in consideration of payments totalling $100,000 and $10,000,000 in exploration work to be carried out during the next nine years. As at February 28, 2013, KGHM made a cash payment of $60,000 and spent $3,256,683 on exploration work.

f)

On June 22, 2011, the Company entered into agreement with IAMGOLD on the Lac Pau property. As per the agreement, IAMGOLD has the option to acquire a 50% interest in the Lac Pau property, in consideration of payments totalling $130,000 and $6,000,000 in exploration work to be carried out during the next seven years. As at February 28, 2013, IAMGOLD made a cash payment of $55,000 and spent $2,451,666 on exploration work.

g)

On November 23, 2011, the Company entered into agreement with AAEC, whereby the Company has transferred to AAEC a 50% interest in the mining claims of the Ashuanipi property. AAEC must fund an aggregate of $5,000,000 in expenditures over a five-year period to maintain its 50% interest in the Ashuanipi property. As at February 28, 2013, AAEC spent $2,319,620 on exploration work.

h)

On April 5, 2012, Exploration Khalkos Inc. granted the Company the option to acquire a 55% interest in the Murdoch property for a consideration consisting of payments totalling $300,000 and exploration work totalling $4,000,000 to be carried out no later than April 5, 2017 with the firm commitment of spending $1,000,000 on the property within 18 months following the conclusion of the agreement. On December 14, 2012, the agreement was amended to cancel the firm commitment and the Company terminated its option to acquire a 55% interest in the Murdoch property. The Company wrote off the property for an amount of $567,804.

i)

On April 12, 2012, the Company entered into agreement with Komet Manufacturers Inc. ("Komet") on the FCI property. As per the agreement, Komet has the option to acquire a 50% interest in the FCI property, in consideration of the issuance of 25,000 shares of Komet and $4,000,000 in exploration work to be carried out over a six-year period. As at February 28, 2013, Komet spent $21,539 on exploration work.

j)

On June 27, 2012, the Company signed a strategic alliance with KGHM. Through this alliance, the Company and KGHM will jointly carry out geological reconnaissance, sampling and exploration work on the Bienville project.

k)

On July 4, 2012, the Company signed a strategic alliance with Altius Minerals Corporation ("Altius") whereby the Company and Altius will cooperate to explore geological settings favourable for gold and base-metal mineralization on the north coast of Quebec and in Labrador.

25.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

Detail of mining properties
	# Claims	Undivided interest	Balance as at March 1, 2012	Costs incurred	Mining properties abandoned, written off, under option or sold and related tax credits	Balance as at February 28, 2013
		%	$	$	$	$
Anatacau (note 8a)	207
Acquisition costs		0	74,206	22,140	-	96,346
Exploration costs			1,070,858	328,184	(60,714)	1,338,328
			1,145,064	350,324	(60,714)	1,434,674

Ashuanipi (note 8g)	596
Acquisition costs		50	88,949	-	-	88,949
Exploration costs			1,563,678	-	-	1,563,678
			1,652,627	-	-	1,652,627

Baie Payne (note 8c)	471
Acquisition costs		50	601,549	3,996	-	605,545
Exploration costs			147,923	645,949	(259,023)	534,849
			749,472	649,945	(259,023)	1,140,394

Corvet Est	627
Acquisition costs		50	84,953	26,959	-	111,912
Exploration costs			1,548,562	154,367	(55,695)	1,647,234
			1,633,515	181,326	(55,695)	1,759,146

Coulon	661
Acquisition costs		100	4,937,672	11,445	-	4,949,117
Exploration costs			10,339,655	4,267,952	(134,855)	14,472,752
			15,277,327	4,279,397	(134,855)	19,421,869

Éléonore Régional	902
Acquisition costs		100	365,878	97,099	(2,832)	460,145
Exploration costs			1,737,030	475,502	(94,421)	2,118,111
			2,102,908	572,601	(97,253)	2,578,256

Lac Gayot (note 8e)	530
Acquisition costs		100	1,919,879	-	(22,152)	1,897,727
Exploration costs			680,158	-	(7,848)	672,310
			2,600,037	-	(30,000)	2,570,037

	(forward)		25,160,950	6,033,593	(637,540)	30,557,003

26.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)
	# Claims	Undivided interest	Balance as at March 1, 2012	Costs incurred	Mining properties abandoned, written off, under option or sold and related tax credits	Balance as at February 28, 2013
		%	$	$	$	$

(brought forward)			25,160,950	6,033,593	(637,540)	30,557,003

La Grande Sud	188
Acquisition costs		100	67,248	10,332	-	77,580
Exploration costs			788,833	797,534	(8,527)	1,577,840
			856,081	807,866	(8,527)	1,655,420

Lac Pau (note 8f)	802
Acquisition costs		100	163,422	-	(1,393)	162,029
Exploration costs			3,356,676	10,991	(28,554)	3,339,113
			3,520,098	10,991	(29,947)	3,501,142

Nichicun	272
Acquisition costs		100	103,751	(26,685)	-	77,066
Exploration costs			1,266,957	1,027,844	(29,445)	2,265,356
			1,370,708	1,001,159	(29,445)	2,342,422

Poste Lemoyne Ext.	605
Acquisition costs		100	1,230,688	16,605	-	1,247,293
Exploration costs			6,215,067	941,557	(104,928)	7,051,696
			7,445,755	958,162	(104,928)	8,298,989

Trieste	525
Acquisition costs		100	54,651	92,272	(16,308)	130,615
Exploration costs			543,804	1,057,051	(194,034)	1,406,821
			598,455	1,149,323	(210,342)	1,537,436

Wabamisk	1,073
Acquisition costs		100	739,423	109,069	-	848,492
Exploration costs			3,100,217	1,984,626	(170,661)	4,914,182
			3,839,640	2,093,695	(170,661)	5,762,674

Others
Acquisition costs			1,846,947	494,934	(230,396)	2,111,485
Exploration costs			3,321,710	1,799,626	(2,030,635)	3,090,701
			5,168,657	2,294,560	(2,261,031)	5,202,186

Total
Acquisition costs			12,279,216	858,166	(273,081)	12,864,301
Exploration costs			35,681,128	13,491,183	(3,179,340)	45,992,971
			47,960,344	14,349,349	(3,452,421)	58,857,272

27.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)
	# Claims	Undivided interest	Balance as at March 1, 2011	Costs incurred	Mining properties abandoned, written off, under option or sold and related tax credits	Balance as at February 29, 2012
		%	$	$	$	$
Anatacau	207
Acquisition costs		0	70,885	3,321	-	74,206
Exploration costs			914,432	193,006	(36,580)	1,070,858
			985,317	196,327	(36,580)	1,145,064

Ashuanipi	596
Acquisition costs		50	88,949	-	-	88,949
Exploration costs			1,484,925	102,094	(23,341)	1,563,678
			1,573,874	102,094	(23,341)	1,652,627

Baie Payne	471
Acquisition costs		50	601,549	-	-	601,549
Exploration costs			147,923	-	-	147,923
			749,472	-	-	749,472

Corvet Est	568
Acquisition costs		50	71,922	13,031	-	84,953
Exploration costs			1,408,899	144,448	(4,785)	1,548,562
			1,480,821	157,479	(4,785)	1,633,515

Coulon	661
Acquisition costs		100	4,874,495	63,177	-	4,937,672
Exploration costs			7,674,926	2,972,985	(308,256)	10,339,655
			12,549,421	3,036,162	(308,256)	15,277,327

Éléonore Régional	886
Acquisition costs		100	345,468	31,712	(11,302)	365,878
Exploration costs			1,146,946	793,074	(202,990)	1,737,030
			1,492,414	824,786	(214,292)	2,102,908

Escale	129
Acquisition costs		100	403,961	13,191	-	417,152
Exploration costs			348,850	335,017	(40,414)	643,453
			752,811	348,208	(40,414)	1,060,605

	(forward)		19,584,130	4,665,056	(627,668)	23,621,518

28.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)
	# Claims	Undivided interest	Balance as at March 1, 2011	Costs incurred	Mining properties abandoned, written off, under option or sold and related tax credits	Balance as at February 29, 2012
		%	$	$	$	$

(brought forward)			19,584,130	4,665,056	(627,668)	23,621,518

Lac Gayot	449
Acquisition costs		100	1,942,030	-	(22,151)	1,919,879
Exploration costs			688,007	-	(7,849)	680,158
			2,630,037	-	(30,000)	2,600,037

Lac Pau	715
Acquisition costs		100	134,757	29,802	(1,137)	163,422
Exploration costs			2,885,410	505,990	(34,724)	3,356,676
			3,020,167	535,792	(35,861)	3,520,098

Nichicun	410
Acquisition costs		100	73,240	30,511	-	103,751
Exploration costs			310,635	1,148,557	(192,235)	1,266,957
			383,875	1,179,068	(192,235)	1,370,708

Poste Lemoyne Ext.	605
Acquisition costs		100	1,172,988	57,700	-	1,230,688
Exploration costs			5,221,254	1,080,592	(86,779)	6,215,067
			6,394,242	1,138,292	(86,779)	7,445,755

Wabamisk	900
Acquisition costs		100	318,976	479,652	(59,205)	739,423
Exploration costs			2,369,479	1,209,511	(478,773)	3,100,217
			2,688,455	1,689,163	(537,978)	3,839,640

Others
Acquisition costs			653,434	928,561	(30,301)	1,551,694
Exploration costs			2,247,908	2,409,108	(646,122)	4,010,894
			2,901,342	3,337,669	(676,423)	5,562,588

Total
Acquisition costs			10,752,654	1,650,658	(124,096)	12,279,216
Exploration costs			26,849,594	10,894,382	(2,062,848)	35,681,128
			37,602,248	12,545,040	(2,186,944)	47,960,344

29.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

Cost of mining properties abandoned or written off

	Year ended February 28,	Year ended February 29,

	2013	2012
	$	$

Bienville	30,050	-
Éléonore régional	16,743	64,291
FCI	32,958	-
Génération Grenville	254,870	102,144
Lac Bellamant	-	15,339
LG4-Diamants-CONSOREM	42,915	-
Murdoch	567,804	-
Pénélope	334,158	-
Reccey Sakami	41,006	182,958
Sarcelle	227,056	-
Tilly	46,647	-
Trieste	191,963	-
Wabamisk	-	412,642
Wahemen	14,992	-
Wemindji	37,978	41,263
Other	23,250	41,624

Total *	1,862,390	860,261

* Mining properties are abandoned or written off in whole or in part because of their low discovery potential.

30.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

9	Property, plant and equipment

		Office	Computer	Field	Leasehold
		furniture	equipment	equipment	improvements	Total
		$	$	$	$	$
	As at March 1, 2011
	Cost	71,472	139,808	58,337	-	269,617
	Accumulated depreciation	(34,871)	(69,770)	(17,424)	-	(122,065)

	Net carrying amount	36,601	70,038	40,913	-	147,552

	Year ended February 29, 2012
	Additions	14,805	30,160	28,251	-	73,216
	Depreciation	(13,457)	(31,610)	(7,813)	-	(52,880)

	Closing net carrying amount	37,949	68,588	61,351	-	167,888

	As at February 29, 2012
	Cost	86,277	169,968	86,588	-	342,833
	Accumulated depreciation	(48,328)	(101,380)	(25,237)	-	(174,945)

	Net carrying amount	37,949	68,588	61,351	-	167,888

	Year ended February 28, 2013
	Additions	111,386	80,356	28,304	432,710	652,756
	Depreciation	(26,185)	(41,845)	(14,621)	(9,016)	(91,667)

	Closing net carrying amount	123,150	107,099	75,034	423,694	728,977

	As at February 28, 2013
	Cost	197,663	250,324	114,892	432,710	995,589
	Write off	(48,316)	(54,188)	-	-	(102,504)

		149,347	196,136	114,892	432,710	893,085

	Accumulated depreciation	(74,513)	(143,225)	(39,858)	(9,016)	(266,612)
	Write off	48,316	54,188	-	-	102,504

		(26,197)	(89,037)	(39,858)	(9,016)	(164,108)

	Net carrying amount	123,150	107,099	75,034	423,694	728,977

31.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

10	Accounts payable and accrued liabilities
		As at February 28,	As at February 29,
		2013	2012
		$	$

	Advances from partners (a)	679,742	3,520,592
	Trade	2,624,675	2,976,077
	Premium related to flow-through shares	662,556	1,886,379
	Companies held by Directors	-	3,464
		3,966,973	8,386,512

	(a) Advances are made regularly by the partners for exploration work that will be performed by the Company.

11	Deferred royalties

Advance payments on the royalty held by the Company on the Éléonore deposit, started on April 1, 2009 (up to May 1, 2013). These payments are made by Les Mines Opinaca, a subsidiary held 100% by Goldcorp Inc. ("Goldcorp"), paid on the basis of US$100,000 per month up to 50 months, unless the mine production was preceded. In such case, the royalties will be paid according to deposit production.

To secure these advance payments, Goldcorp granted the Company a US$5 million immovable hypothec on the Éléonore property.

The Company will recognize into income these advance payments, which are currently classified as deferred royalties, once the Éléonore mine goes into commercial production, on the basis that the production royalties will be paid out of advance payments received by the Company. The production period represents the performance period over which the earnings process will be completed.

If the Éléonore mine is not brought to production, the Company will recognize the non-refundable advance payments into income.

12	Share capital

	Authorized
	Unlimited number of common shares, voting and participating, without par value
	Issued and fully paid

	The share capital issued has varied as follows:
		Year Ended February 28, 2013		Year Ended February 29, 2012
		Number	$	Number	$

	Balance - beginning of year	31,884,740	124,688,911	30,779,692	115,809,533

	Stock options exercised	167,250	1,452,309	206,000	1,704,956
	Warrants exercised	-	-	26,635	211,309
	Issuance of shares for acquisition of mining properties	7,500	75,345	131,330	1,201,670
	Issuance of shares for a cash consideration (a)	447,143	4,314,145	741,083	6,551,890
	Share issue expenses	-	(133,837)	-	(790,447)

	Balance - end of year	32,506,633	130,396,873	31,884,740	124,688,911

32.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

(a) Detail of the issuance of flow-through shares:

On June 1, 2012, the Company completed a private placement of 190,000 flow-through common shares at a price of $15.50 per share for gross proceeds of $2,945,000. A premium of $1,143,040, net of issue expenses, was accounted for in the Company as premium related to flow-through shares in accounts payable and accrued liabilities. Issue expenses of $198,018 related to this placement were incurred.

On November 16, 2012, the Company completed a private placement of 142,857 flow-through common shares at a price of $17.50 per share for gross proceeds of $2,499,998. A premium of $985,656, net of issue expenses, was accounted for in the Company as premium related to flow-through shares in accounts payable and accrued liabilities. Issue expenses of $173,086 related to this placement were incurred.

On January 16, 2013, the Company completed a private placement of 114,286 flow-through common shares at a price of $17.50 per share for gross proceeds of $2,000,005. A premium of $840,299, net of issue expenses, was accounted for in the Company as premium related to flow-through shares in accounts payable and accrued liabilities. Issue expenses of $76,897 related to this placement were incurred.

13	Warrants The following table presents the warrant activity since March 1, 2011 and summarizes information about outstanding and exercisable warrants as at February 28, 2013:
		Year Ended February 28, 2013		Year Ended February 29, 2012
		Number	Weighted average exercise price	Number	Weighted average exercise price
			$		$

	Outstanding and exercisable - beginning of year	24,857	10.24	38,635	7.33
	Granted	-	-	24,857	10.24
	Exercised	-	-	(26,635)	6.58
	Expired	(24,857)	(10.24)	(12,000)	9.00

	Outstanding and exercisable - end of year	-	-	24,857	10.24

	For the year ended February 29, 2012, the weighted average share price on the date of exercise of warrants was $9.50.

	The fair value of warrants granted has been estimated using the Black & Scholes model with the following assumptions:

			Year Ended February 29, 2012

	Risk-free interest rate		1.22%
	Expected volatility		32.4%
	Dividend yield		Nil
	Weighted average expected life		12 months
	Weighted average fair value of warrants granted		$0.578
	Weighted average fair value of share price at the
	date of the grant		$8.54

33.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

14

Stock options

The Company has established a stock option plan under which certain key employees, officers, directors and suppliers may be granted stock options of the Company. The number of stock options cannot exceed, at any time, 10% of the number of outstanding shares. Options vest immediately and are exercisable over a maximum period of ten years following the grant date. The stock options price is always higher than the last closing price on the day of grant at the Toronto Stock Exchange.

The following table presents the stock option activity since March 1, 2011 and summarizes information about stock options outstanding and exercisable as at February 28, 2013:

			Year Ended February 28, 2013		Year Ended February 29, 2012
			Number	Weighted average exercise price	Number	Weighted average exercise price

	Outstanding and exercisable - beginning of year		1,997,000	$ 5.94	1,874,000	$ 5.29
	Granted		383,000	$ 9.40	329,000	$ 9.11
	Exercised		(167,250)	$ 5.43	(206,000)	$ 5.12
	Cancelled		(19,000)	$ 9.09	-	-
	Outstanding and exercisable - end of year		2,193,750	$ 6.55	1,997,000	$ 5.94

For the year ended February 28, 2013, the weighted average share price on the date of exercise of stock options was $9.78 ($8.93 for the year ended February 29, 2012).

The following table summarizes information about stock options outstanding and exercisable as at February 28, 2013:

	Options outstanding and exercisable
	Range of exercise prices	Number	Weighted average remaining contractual life	Weighted average exercise price
			(years)	$

	$3.21 to $4.44	725,500	3.75	4.07
	$5.22 to $7.68	792,250	6.03	6.50
	$9.00 to $9.87	676,000	9.18	9.27

	The fair value of stock options granted has been estimated using the Black & Scholes model with the following assumptions:
				Year Ended February 28,	Year Ended February 29,
				2013	2012

	Risk-free interest rate			1.38%	1.82%
	Expected volatility			44%	48%
	Dividend yield			Nil	Nil
	Weighted average expected life			69 months	72 months
	Weighted average fair value of options granted			$3.98	$4.31
	Weighted average fair value of share price at the date
	of the grant			$9.39	$9.10

34.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

15

Related party transactions

The related parties of the Company include companies owned by the key management personnel. The key management personnel includes the directors, the president, the vice-president exploration and the CFO. The short-term employee benefits include salaries for the key management personnel and fees for directors. The share-based payments are grants of stock options of the Company.

The Company entered into the following transactions with the key management personnel:

		Year Ended February 28, 2013	Year Ended February 29, 2012

	Short-term employee benefits	$847,278	$767,657
	Share-based payments	397,481	427,215

	Total compensation of the key management personnel	$1,244,759	$1,194,872

The Company entered into transactions with companies owned by a director. For the year ended February 28, 2013, these transactions amounted to $116,531 ($212,805 for the year ended February 29, 2012) and are presented under caption General administrative expenses in the statement of loss.

These transactions were conducted under normal terms and conditions.

16	General administrative expenses

		Year Ended February 28, 2013	Year Ended February 29, 2012

	Office rental	$216,555	$120,762
	Administrative and professional services	(23,085)	84,990
	Advertising and exhibitions	113,327	125,178
	Travel expenses	93,766	130,068
	Donations and sponsorships	136,624	334,104
	Training and tuition	48,326	56,757
	Insurance	46,442	46,642
	Interest on notices of assessment (note 17a)	43,537	-
	Office expenses and other	255,440	210,427

		$930,932	$1,108,928

35.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

17	General exploration costs
		Year ended February 28, 2013	Year ended February 29, 2012

	Salaries and fees	$456,087	$353,071
	Transport	169,931	229,813
	Field expenditures	148,653	111,486
	Other (a)	239,783	119,633
		$1,014,454	$814,003

(a)

In the year ended February 28, 2013, the Company received notices of assessment for the years 2008 to 2011. A total of $218,259 of the refundable tax credit for resources for those years were refused by Revenu Québec. The Company filed a notice of objection.

18	Cash flows

	a) Changes in items of working capital
		Year ended February 28, 2013	Year ended February 29, 2012

	Tax credits for mining exploration and commodity
	taxes receivable	$(261,307)	$(40,701)
	Other amounts receivable	317,155	(406,249)
	Prepaid expenses	15,485	(35,795)
	Accounts payable and accrued liabilities	(2,964,099)	3,412,249
		$(2,892,766)	$2,929,504

	b) Items not affecting cash

		Year ended February 28, 2013	Year ended February 29, 2012

	Related to financing activities:

	Share issue expenses included in accounts payable and
	accrued liabilities	5,441	18,300

	Related to investing activities:

	Acquisition of mining properties and exploration costs included
	in accounts payable and accrued liabilities	1,962,364	2,211,056
	Non-refundable tax credit applied against mining properties	-	122,345
	Acquisition of property, plant and equipment included
	in accounts payable and accrued liabilities	29,934	-

36.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

19	Deferred tax

	The major components of income tax provision are as follows:

		Year ended February 28, 2013	Year ended February 29, 2012
	Current income tax adjustment in respect of prior
	years expense	$-	$(122,345)

	Deferred income tax recovery	2,439,671	2,439,489

	Deferred tax recovery	$2,439,671	$2,317,144

	The reconciliation of income taxes, calculated using the combined federal and Quebec provincial statutory tax rates, to income taxes presented in the financial statements is detailed as follows:

		Year ended February 28, 2013	Year ended February 29, 2012

	Loss before income taxes	$(5,342,488)	$(3,969,581)

	Combined federal and provincial income tax rate of
	26.9% (28.15% as at February 29, 2012)	1,437,000	1,117,000
	Non-deductible stock-based compensation	(410,000)	(399,000)
	Share issue expenses not affecting earnings	69,000	209,000
	Non-taxable items	67,000	94,000
	Adjustment in respect of prior years	-	(122,345)
	Change in unrecognized deferred tax assets	(12,000)	221,000
	Tax impact on flow-through shares	1,271,000	1,228,000
	Other	17,671	(30,511)
	Deferred tax recovery	$2,439,671	$2,317,144

	The decrease in the combined income tax rate is due to the reduction of the federal income tax rate.

37.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Deferred tax assets
	Deferred	Share issue	Capital	Non-capital
	royalties	expenses	losses	losses	Other	Total
	$	$	$	$	$	$
As at March 1, 2011	-	99,000	212,000	-	-	311,000
Credited/(charged) to the
statement of loss	976,384	207,382	(29,957)	92,323	86,117	1,332,249
Credited/(charged) to other
comprehensive loss	-	-	6,092	-	-	6,092
As at February 29, 2012	976,384	306,382	188,135	92,323	86,117	1,649,341
Credited/(charged) to the
statement of loss	321,622	(61,279)	52	183,674	(11,453)	432,616
Credited/(charged) to
share capital	-	49,250	-	-	-	49,250
Credited/(charged) to
accrued liabilities	-	5,467	-	-	-	5,467
Credited/(charged) to other
comprehensive loss	-	-	12,092	-	-	12,092
As at February 28, 2013	1,298,006	299,820	200,279	275,997	74,664	2,148,766

Deferred tax liabilities
	Mining	Short-term
	properties	investments	Total
	$	$	$
As at March 1, 2011	(99,000)	(212,000)	(311,000)
Credited/(charged) to the statement of loss	(2,502,271)	23,865	(2,478,406)
As at February 29, 2012	(2,601,271)	(188,135)	(2,789,406)
Credited/(charged) to the statement of loss	(2,068,456)	(12,144)	(2,080,600)
As at February 28, 2013	(4,669,727)	(200,279)	(4,870,006)

38.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)
		As at February 28, 2013	As at February 29, 2012
Presented in the balance sheet as follows:
Deferred tax assets		$1,298,006	$976,384
Deferred tax liabilities		$(4,019,246)	$(2,116,449)

Unrecognized deferred tax assets
Capital losses		$626,671	$614,833

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

As at February 28, 2013, the Company has non-capital losses of $1,026,000 ($343,000 as at February 29, 2012) available to reduce Canadian taxable income in future years that will expire at the latest in 2033.

The analysis of deferred tax assets and liabilities is as follows:

		As at February 28, 2013	As at February 29, 2012

Deferred tax assets:
Deferred tax assets to be realized after more than 12 months		$2,148,766	$1,649,341

Deferred tax liabilities:
Deferred tax liabilities to be realized after more than
12 months		(4,870,006)	(2,789,406)

Deferred tax liabilities net		$(2,721,240)	$(1,140,065)

As at February 28, 2013, the non-refundable federal tax credits and non-refundable provincial tax credits for resources were as follows:
Expiry Date	Federal	Expiry Date	Provincial
	$		$
2027	158,585	2017	207,257
2028	625,925	2018	545,564
2029	533,078
2030	220,782
2031	143,022
2032	157,259
2033	243,081

These credits can be used up to the amount of income taxes payable for those years.  These credits are not recognized because the Company considered that is not more likely than not that the credits will be realized.

39.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

20

Earnings per share

For the years ended February 28, 2013 and February 29, 2012, there was no difference between the basic and diluted loss per share since the stock options and warrants were anti-dilutive. Accordingly, the diluted loss per share for these years was calculated using the basic weighted average number of shares outstanding.

		Year ended February 28,	Year ended February 29,

		2013	2012

	Basic weighted average number of shares outstanding	32,169,347	31,244,984
	Warrants	-	586
	Stock options	728,805	720,639

	Diluted weighted average number of shares outstanding	32,898,152	31,966,209

	Items excluded from the calculation of diluted
	loss per share because the exercise price was greater
	than the average quoted value of the common shares
	Warrants	-	24,857
	Stock options	175,750	329,000

21

Capital management

The Company considers the items included in shareholders' equity as capital components.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition and exploration of mining properties. Given that the Company is in the mineral exploration business, the Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business.

In management's opinion, the working capital as at February 28, 2013 will cover current expenditures and exploration fees in the coming year.

The mining properties in which the Company currently has an interest are in the exploration stage. Since the Company has enough cash, it is not dependent on external financing to fund its activities. Furthermore, the Company can rely on its partnership agreements, credit on duties refundable for loss, refundable tax credit for resources, its return on short-term investments and on the advance payments on the royalties on the Éléonore property as sources of capital.

The transactions which had an effect on shareholders' equity are presented in the statement of changes in shareholders' equity.

The Company is not subject to externally imposed capital requirements or other external requirements.

40.

Virginia Mines Inc.

Notes to Financial Statements

For the years ended February 28, 2013 and February 29, 2012

(expressed in Canadian dollars)

22

Commitments

The Company is committed to incurring exploration expenses of $10,445,000 by December 31, 2013 and transferring these expenditures to the subscribers of its flow-through share underwriting completed on February 23, 2012, June 11, 2012 and November 16, 2012. As at February 28, 2013, the Company has fulfilled its commitment regarding the exploration expenses.

The Company is also committed to incurring exploration expenses of $2,000,005 by December 31, 2014 and transferring these expenditures to the subscribers of its flow-through share underwriting completed on January 16, 2013. As at February 28, 2013, the Company spent $436,059 according to this commitment.

The Company has signed various exploration cost contracts and is committed to paying approximately $700,000 in the next 12 months under those contracts.

In November 2012, the Company signed a seven-year rental lease for its administrative office. The rental lease cost is $154,698 per year with an annual increase of 2.5%. The lease includes an option to renew for a five-year period.

23

Subsequent events

On March 20, 2013, the Company closed a private placement of 331,800 flow-through common shares at a price of $18.10 per share for gross proceeds of $6,006,000. A premium of $2,557,514, net of issue expenses, will be accounted for as premium related to flow-through shares in accounts payable and accrued liabilities. Related issue expenses of approximately $390,000 will be incurred.

On May 8, 2013, TerraX Minerals Inc. ("TerraX") granted the Company the option to purchase a 2% NSR on the Northbelt Property, in Yellowknife, NWT, in consideration of the issuance of 20,000 shares of the Company. This option will entitle the Company to purchase a 2% NSR on production by payment of $2,000,000 within three months following commencement of production. In addition, the Company will purchase through a non-brokered placement 3,617,085 common shares of TerraX at a price of $0.20 per share for gross proceeds of $723,417. The private placement includes half a warrant per share and each warrant will entitle the Company to one common share at an exercise price of $0.30 per share for a period of 36 months.

41.